EXHIBIT 23.1







                  CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors:
Eckerd Corporation and Subsidiaries:

We consent to the use of our audit report dated March 20, 1995 on the consolidated financial statements of Eckerd Corporation and Subsidiaries included in its Annual Report on Form 10-K 405 as of January 28, 1995 and January 29, 1994, and the fiscal years ended January 28, 1995, January 29, 1994 and January 30, 1993, incorporated by reference into the Prospectus (the "Prospectus"), which forms a part of the Registration Statement on Form S-3 of the Company originally filed on the date hereof, and to the reference to this firm under the heading "Experts" in the Prospectus.

Our report refers to a change in accounting policy related to the timing of the recognition of closed store obligations.




/s/ KPMG Peat Marwick LLP



Tampa, Florida
July 5, 1995